Exhibit 4.2
FIRST AMENDMENT TO STOCK WARRANT CERTIFICATE
          This FIRST AMENDMENT TO STOCK WARRANT CERTIFICATE (“First Amendment”) is made and entered into as of the 17th day of November, 2005, by and among ROADHOUSE GRILL, INC., a Florida corporation (“Roadhouse”) and Berjaya Group (Cayman) Limited (“Berjaya”)
WITNESSETH:
          WHEREAS, Roadhouse had delivered to Berjaya that certain Stock Warrant Certificate dated as of October 6, 2005 (the “Stock Warrant Certificate”);
          WHEREAS, the parties have agreed to postpone first date on which the Stock Warrant Certificate can be exercised until March 1, 2006;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, Roadhouse and Berjaya agree as follows:
TERMS
1.	Defined Terms. Capitalized but undefined terms herein shall have the meanings given to them in the Stock Warrant Certificate

2.	Amendment to Stock Warrant Certificate. The Stock Warrant Certificate is amended as follows:
a.	The first paragraph of the Stock Warrant Certificate is amended and restated as follows:

FOR VALUE RECEIVED, BERJAYA GROUP (CAYMAN) LIMITED, or its registered assign(s) (the holder hereof at all times being referred to herein as the “Holder”) is hereby granted the right to purchase from ROADHOUSE GRILL, INC., a Florida Corporation (the “Company”), 4,474,337 shares of the authorized but unissued common stock of the Company, par value $0.03 per share (the “Common Stock”) (collectively, the “Warrant Shares”) at an exercise price of $0.001 per share (the “Exercise Price”), exercisable in whole or in part from time to time, during the exercise period (the “Exercise Period”) that begins on March 1, 2006 and ends on March 1, 2007 (the “Expiration Date”), on the terms and conditions set forth in this Common Stock Warrant Certificate (the “Warrant Certificate”). The rights granted to the holder are sometimes collectively referred to as the “Warrant”.

b.	The first sentence of section 1.1 of the Stock Warrant Certificate is amended and restated as follows:

On March 1, 2006, this Warrant shall become exercisable, in whole or in part, at the option of the Holder.
3.	Reaffirmation. The Company hereby reaffirms all covenants, representations, and warranties made by it, and all Obligations owed by it, pursuant to the Stock Warrant Certificate (to the extent the same is not amended herein) and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the date this First Amendment becomes effective (unless a representation and warranty is stated to be given on and as of a specific date, in which case such representation and warranty shall be true, correct, and complete as of such date, except to the extent, if any, amended hereby).

4.	Reference to and Effect on the Stock Warrant Certificate. Except as specifically amended to or agreed to herein, the Stock Warrant Certificate shall remain in full force and effect and is hereby ratified and confirmed.

5.	Execution in Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same document. Delivery of an executed counterpart of the First Amendment by facsimile shall have the same effect as delivery of a manually executed counterpart of this First Amendment.

6.	Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida.

7.	Headings. Section headings in this First Amendment are included herein for the convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ROADHOUSE GRILL, INC.

By:	/s/ Ayman Sabi

Name: Ayman Sabi
Title: President/CEO

BERJAYA GROUP (CAYMAN) LIMITED

By:	/s/ Francis Lee

Name: Francis Lee
Title: Authorized Signatory